Oramed Pharmaceuticals was Chosen to Present Two Abstracts at
the 70th Scientific Sessions of the American Diabetes Association in
Orlando FL, June 25-29, 2010

Jerusalem, IL - June 15, 2010 - Oramed Pharmaceuticals, Inc. (OTCBB: ORMP) (http://www.oramed.com), a developer of alternative drug delivery systems,   announced today that results of two of its clinical trials will be presented by Chief Scientific Officer Dr. Miriam Kidron, at the forthcoming 70th Annual Scientific Sessions of the American Diabetes Association, to be held in Orlando, Florida.  The first abstract, entitled "Oral Insulin: Type I Diabetes (T1DM) Patient Response Upon Preprandial Administration" examines exposure of Type 1 diabetes patients to Oramed’s oral insulin.  The second abstract, entitled “A Single-Blind, Two-period Study to Assess the Safety and Pharmacodynamics of an Orally Delivered GLP-1 Analog (Exenatide) in Healthy Subjects" details a first-in-human study with Oramed's oral GLP-1 Analog.

The posters will be presented on June 28, 2010 at 12:00 PM – 2:00 PM in the Poster Hall.  The posters will also be printed in the Scientific Sessions Abstract book which is the June 2010 supplement for the Journal Diabetes. The posters will be displayed throughout the conference for viewing in the Poster Hall.

The poster entitled “Oral Insulin: Type I Diabetes (T1DM) Patient Response Upon Preprandial Administration” will be featured in a guided tour in the Poster Hall. The tour title is "Innovations in Novel Insulin Preparations" and is scheduled for Monday June 28 at 12:00-1:00 PM.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in Phase 2 clinical trials. Established in 2006, Oramed's technology is based on over 25 years of research performed by top research scientists at Jerusalem's Hadassah Medical Center. The Company's corporate and R&D headquarters are based in Jerusalem.

For more information, please visit http://www.oramed.com.

Safe Harbor Statement

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company's ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals Inc.
Tara Horn
Office: 646-240-4193
Cell: +972-54-334-4318
Email: tara@oramed.com